EXHIBIT 21

LIST OF SUBSIDIARIES OF GRANITE CONSTRUCTION INCORPORATED

	State of	Name Under Which
Subsidiary	Incorporation	Subsidiary Does Business
Granite Construction Company	California	Granite Construction Company
Granite Construction Company, Inc.
Granite Construction Company of California
Granite Construction Company of Connecticut
Granite Construction Company of Nebraska
Granite Construction Company of Utah
California Granite Construction Company
Granite Construction Supply
Construction Products Company
C.P.C.
C.B. Concrete Company

GILC Incorporated	California	GILC Incorporated
GILC Incorporated of California
GILC Incorporated of Missouri

Granite Halmar Construction Company, Inc.	New York	Granite Halmar Construction Company, Inc.

Wilder Construction Company	Washington	Wilder Construction Company